Registration No. 333-148933

    As filed with the Securities and Exchange Commission on September 5, 2008

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ---------

                            EZCHIP SEMICONDUCTOR LTD.
                             (f/k/a LANOPTICS LTD.)
             (Exact name of registrant as specified in its charter)

               Israel                               Not Applicable
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)

                                1 Hatamar Street
                                   PO Box 527
                              Yokneam 20692, Israel
               (Address of Principal Executive Offices) (Zip Code)

                         2007 U.S. EQUITY INCENTIVE PLAN
                            (Full title of the plan)

                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                                  P.O. Box 885
                             Newark, Delaware 19715
                     (Name and address of agent for service)

                               Tel. (302) 738-6680
          (Telephone number, including area code, of agent for service)

                                   Copies to:

           Steven J. Glusband, Esq.                Aaron M. Lampert, Adv.
         Carter Ledyard & Milburn LLP              Naschitz, Brandes & Co.
                2 Wall Street                          5 Tuval Street
           New York, New York 10005                Tel-Aviv 67897, Israel
                (212) 732-3200                       (972) (3) 623 5000


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                                EXPLANATORY NOTE

         This Post-Effective Amendment (this "Amendment"), relates to the Registrant's Registration Statement on Form S-8 (No. 333-148933) filed with the Securities and Exchange Commission (the "Commission") on January 30, 2008 (the "Registration Statement"), pursuant to which the Registrant registered 500,000 Ordinary Shares, NIS 0.02 par value, of the Registrant, for issuance under the Registrant's 2007 U.S. Equity Incentive Plan. This Amendment is being filed to update the Registrant Statement solely to reflect the Registrant's name change from LanOptics Ltd. to EZchip Semiconductor Ltd., effective July 22, 2008 and to update exhibits and documents being incorporated by reference into the Registration Statement.



                           ---------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.



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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-20860) :

          (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2007;

          (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on May 5, 2008, May 15, 2008, June 4, 2008, June 10, 2008, July 1, 2008, July 30, 2008 and August 4,
               2007; and

          (c) The description of the issuer's securities contained in the Registrant's Form 20-F for the fiscal year ended December 31, 2007.

         In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

Indemnification of Office Holders

         Under the Israeli Companies Law, a company may, if permitted by its articles of association, indemnify an office holder for any of the following liabilities or expenses that they may incur due to an act performed or failure to act in his or her capacity as the company's office holder:

          o monetary liability imposed on the office holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

          o reasonable legal costs, including attorneys' fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder and either: no financial



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               liability  was  imposed on the office  holder in lieu of criminal proceedings, or a financial liability was imposed on the office holder in lieu of criminal proceedings with respect to an alleged criminal offense that does not require proof of criminal intent; and

          o reasonable legal costs, including attorneys' fees, expended by the office holder or for which the office holder is charged by a court:

               o in an action brought against the office holder by the company, on behalf of the company or on behalf of a third party,

               o in a criminal action from which the office holder is acquitted, or

               o in a criminal action in which the office holder is convicted of a criminal offense which does not require proof of criminal intent.

         A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company's actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Insurance of Office Holders

         Under the Israeli Companies Law, a company may, if permitted by its articles of association, obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

Exculpation of Office Holders

         Under the Israeli Companies Law, a company may, if permitted by its articles of association, exculpate an office holder from a breach of duty of care in advance of that breach. Our articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company's shares by the company or other entities controlled by the company.

Limitations on Exculpation, Insurance and Indemnification

         Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

         Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

         Our articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted under the Israeli Companies Law, provided that procuring this insurance or providing this indemnification or



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exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director. Our audit committee, board of directors and shareholders have resolved to indemnify our directors and officers to the extent permitted by law and by our articles of association for liabilities not covered by insurance, that are of certain enumerated types of events, and subject to limitations as to amount.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1      Memorandum of Association of the Registrant (1)

         4.2      Articles of Association of the Registrant (2)

         4.3      LanOptics Ltd. 2007 U.S. Equity Incentive Plan (3)

         5        Opinion of Naschitz, Brandes & Co.*

         23.1     Consent of Naschitz, Brandes & Co. (contained in Exhibit 5)*

         23.2 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

         24       Power of Attorney (included as part of this Registration
                  Statement)*

         ----------------------------------------

         *     Previously filed.
         (1) Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-52676, filed with the Commission, and incorporated herein by reference.
         (2) Filed as Exhibit 1.2 to the Registrant's Registration Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on March 27, 2008, and incorporated herein by reference.
         (3) Filed on the Registrant's Report of Foreign Private Issuer on Form 6-K for the month of December 2007, submitted to the Commission on December 3, 2007, and incorporated herein by reference.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;



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                           (iii) To include any material information with
                           respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                               provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokneam, Israel on September 5, 2008.


                                            LANOPTICS LTD.

                                            By: /s/Eli Fruchter
                                                ---------------
                                            Name:  Eli Fruchter
                                            Title: Principal Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 5, 2008, by the following persons in the capacities indicated.

Signature                       Title
---------                       -----

    *                           Chairman of the Board of Directors
-------------
Benny Hanigal

/s/Eli Fruchter                 Principal Executive Officer and Director
---------------
Eli Fruchter

    *                           Chief Accounting and Financial Officer
-----------
Dror Israel

    *                           Director
--------------
Dr. Ran Giladi

    *                           Director
-----------
Karen Sarid

    *                           Director
---------
Shai Saul

    *                           Director
---------------
David Schlachet


Puglisi & Associates            Authorized Representative in the United States
By:    /s/Gregory F. Lavelle
       ---------------------
Name:  Gregory F. Lavelle
Title: Managing Director

*By:   /s/Eli Fruchter
       ---------------
        Eli Fruchter
        (Attorney-in-fact)